Exhibit (n)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 1, 2017 with respect to the consolidated financial statements of Capital Southwest Corporation for the year ended March 31, 2017 which is incorporated by reference in this Prospectus and Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Prospectus and Registration Statement, and to the use of our name as it appears under the captions “Financial Statements” and “Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON LLP

Dallas, Texas
August 14, 2019